Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is entered into as of this 31st day of December, 2014, by and between 66 South Hanford Street  Limited Partnership, a Washington limited partnership (“Landlord”) and Jones Soda Co., a Washington corporation (“Tenant”).

1.LEASE SUMMARY AND EXHIBITS.

1.1.Leased Premises.  The leased premises (“Premises”) consists of an agreed area of 6,488 rentable square feet of storage, warehouse and related office space, plus common areas as outlined on the floor plan attached hereto as Exhibit A (“Floor Plan”) and incorporated herein by this reference, located on the real property legally described on the attached Exhibit B and incorporated herein by this reference, and is commonly known as 66 S. Hanford Street, Seattle, Washington 98134.  The Premises does not include the real property beneath the Premises or structural elements of the building in which the Premises is located (“Building”).  The Building, the real property upon which it is situated, all other improvements located on such land, and all common areas appurtenant to the Building are referred to herein as the “Property.”

Tenant understands and acknowledges that the Premises is located in an industrial area subject to potential nuisances, such as, by way of illustration only, excessive noise, dust and pungent odors.  Tenant represents and warrants that its intended use is consistent with the location of the Premises and such potential nuisances.

1.2.Lease Commencement Date.  The Lease shall commence on the date of Substantial Completion of Landlord Improvements (as defined in Exhibit C), which Landlord and Tenant estimate will be March 1, 2015 (“Estimated Commencement Date”).

1.3.Lease Expiration Date.  The Lease shall expire at 11:59 p.m. or 60 months following the Commencement Date (the “Expiration Date”), which is estimated to be February 28, 2020.

1.4.Lease Option Terms.    Tenant may extend this Lease for additional (1) one year terms as provided in Section 3.4.

1.5.Monthly Base Rent.  The base monthly rent (“Monthly Base Rent”) shall be as follows:

Months of Lease Term	Rate PSF	Monthly Base Rent
00-01	$0.00	$0.00
02-24	$1.25	$8,110.00
25-36	$1.29	$8,369.52
37-48	$1.33	$8,629.04

49-60	$1.37	$8,888.56

Rent shall be payable at Landlord’s address shown in Section 1.10 below, or such other place designated in writing by Landlord.

1.6.Prepaid Rent.  Upon execution of this Lease, Tenant shall deliver to Landlord the first payment of Monthly Base Rent, which is for the second month’s Monthly Base Rent in the amount of $8,110.00.

1.7.Estimated Additional Rent.  The Additional Rent estimate for the first year of the Term is approximately $0.44 per rentable square foot, plus a 5% management fee as provided in Article 4.

1.8.Security Deposit.  Upon execution of this Lease, Tenant shall deliver to Landlord a security deposit in the amount of $8,110.00 (“Security Deposit”).

1.9.Permitted Uses.  The Premises shall be used only for warehouse and storage and related office support and for no other purpose without the prior written consent of Landlord.

1.10.Notice and Payment Addresses.

Landlord:	American Life, Inc.
270 S. Hanford St. Suite 100
Seattle, WA 98134
Telephone: 206-381-3375
Fax: 206-381-3376
Tenant:	Jones Soda Co.
66 S. Hanford St Suite 150
Seattle, WA 98134
Telephone: 206 448-8100
Fax: 206 448-8514
e-mail: Jennifer Cue jencue@jonessoda.com

1.11.Tenant’s Pro Rata Share.  Landlord and Tenant agree that Tenant’s pro rata share is 17.21% (“Tenant’s Pro Rata Share”), based on the total square footage of the Building, which is 37,705 square feet.

1.12.Landlord Improvements.  Landlord agrees to pay all costs incurred in connection with the Landlord Improvements per the buildout schedule and budget estimate attached as Exhibit C and Exhibit C-1 thereto.

1.13.Space Planning Allowance. Intentionally Deleted.

1.14.Exhibits.

Exhibit A	Floor Plan
Exhibit B	Legal Description
Exhibit C	Landlord Improvements
Exhibit C-1	Tenant Approved Plans and Specifications of Landlord Improvements
Exhibit D	Affidavit

2.AGREEMENT TO LEASE PREMISES.  Landlord hereby agrees to lease to Tenant, and Tenant hereby agrees to lease from Landlord the Premises “as is” and upon the terms and conditions set forth herein.

3.TERM AND CONDITION OF PREMISES.

3.1.Term.  The Lease shall commence on the Commencement Date set forth in Section 1.2 and shall expire on the Expiration Date set forth in Section 1.3,  unless the Lease is sooner terminated as provided herein (“Term”).  The Lease Term may be extended as set forth in Section 3.4.  References herein to “Term” shall also include the Option Term if the Option set forth below is exercised.

3.2.Possession and Deliver Date.  Tenant shall be entitled to enter the Premises at any time after the Effective Date (the “Early Delivery Date”) for supervision and coordination of the construction of the Landlord Improvements, planning, measurement, construction of improvements, cabling, and installation of furniture, fixtures, inventory and equipment (“Tenant’s Early Occupancy”); provided that Tenant does not thereby interfere with the completion of Landlord’s construction of the Landlord Improvements as a result of Tenant’s Early Occupancy.  All provisions of this Sublease shall be applicable during Tenant’s Early Occupancy except for Tenant’s payment of Monthly Base Rent, and the payment of Additional Rent.

The Estimated Commencement Date set forth in Section 1.2 of this Lease represents an estimate of the actual Commencement Date.  The Commencement Date shall be the date that Landlord delivers written notice to Tenant of the Substantial Completion (defined in Exhibit C) of the Landlord Improvements.  If the Commencement Date is later than the Estimated Commencement Date, this Lease shall not be void or voidable.    If the Commencement Date has not occurred by the  Estimated Commencement Date for reasons other than Tenant Delays or Changes (each as defined in Exhibit C) or a Force Majeure Delay (defined below), then Tenant shall be entitled to one (1) day of free Monthly Base Rent for every one (1) day after the Estimated Commencement Date until the Commencement Date has occurred, which free Monthly Base Rent shall be applied against the most immediate calendar months of the Term for which Monthly Base Rent is actually payable (i.e. months that do not have $0.00 Base Rent).  For purposes of this Lease, the term "Force Majeure Delays" means any actual delay in the completion of construction of the Landlord Improvements to the extent resulting from any of the following (i) any act of God, fire or other casualty, or (ii) the failure of a governmental entity to issue any applicable permit or approval for the construction of the Landlord Improvements provided Landlord uses commercially reasonable efforts to timely obtain such permits and approvals.

3.3.    Condition of Premises.  Landlord makes no representations or warranties to Tenant regarding the condition of the Premises, including the structural condition of the Premises or the condition of mechanical, electrical, and other systems on or serving the Premises or the Building, except as it relates to the Landlord Improvements, for which the Landlord represents complies with all applicable laws and will be installed in full functionality, free and clear of any material defects.  By signing this Lease, Tenant acknowledges that it has had adequate opportunity to investigate the Premises and the Building, acknowledges responsibility for making any corrections, alterations and repairs to the Premises, and acknowledges that the time needed to complete any such items shall not delay the Commencement Date.

3.4.Option to Renew.  Provided Tenant complies with the terms and conditions of this Lease, Tenant may extend this Lease for additional one (1) year terms (“Option Term”) on the same terms and conditions set forth herein except that the Monthly Base Rent for the first year of the Option Term shall be adjusted to Fair Market Value, but shall not be less than the Monthly Base Rent for the last year of the Lease Term, and each year thereafter during the Option Term the Monthly Base Rent shall increase by no more than three percent (3%).    Tenant must give Landlord no less than hundred and twenty (120) days written notice of its intent to exercise the Option Term.  Landlord and Tenant must agree to Monthly Base Rent for the Option Term within thirty (30) days of receipt of Tenant’s renewal notice. “Fair Market Value” means the prevailing market rate for comparable buildings in the vicinity of the Building for gross rent (i.e., inclusive of operating expenses and taxes, but excluding electricity) for warehouse and storage and related office space (like that existing in the Premises on the date on which the Fair Market Value is being calculated) taking into account the size of the space and the length of the term of the Lease with respect to such space.  In the event Landlord and Tenant fail to reach an agreement on Fair Market Value within such thirty (30) day period, then the Fair Market Value that will be used in computing Monthly Base Rent shall be determined as follows: Within five (5) days after the expiration of the thirty (30) day period described above, Landlord and Tenant shall each select an appraiser with at least ten (10) years’ experience in the market in which the Building is located.  If the two appraisers are unable to agree within ten (10) days after their selection, they shall select a similarly qualified third appraiser (the “Neutral Appraiser”).  Within twenty (20) days after selection of the Neutral Appraiser, the three appraisers shall simultaneously exchange determinations of the Fair Market Value.  If the lowest appraisal is not less than ninety percent (90%) of the highest appraisal, then the three appraisals shall be averaged and the result shall be the Fair Market Value.  If the lowest appraisal is less than ninety percent (90%) of the highest appraisal, then the Fair Market Value shall be deemed the rate set forth in the appraisal submitted by an appraiser appointed by a party that is closest in dollar amount to the appraisal submitted by the Neutral Appraiser.  If the Fair Market Value has not been determined on or before the first month of the Option Term,  Tenant shall begin paying Monthly Base Rent at the rate Tenant is paying for the Premises, and Tenant and Landlord shall make any necessary adjusting payments when the Fair Market Value is determined.  Each party shall pay the cost of its own appraiser and the parties shall share the cost of the Neutral Appraiser equally.

3.5.Option to  Terminate.  Intentionally deleted.

4.RENT.     All Rent (as defined in Section 4.4, below) payments shall be made without any prior demand and therefore without deduction or offset to the Landlord at the address set forth in Section 1.10.    In addition, Landlord may, in its discretion, require Tenant to provide it with the information and authorization necessary to establish a periodic electronic funds transfer for payment of all Rent due hereunder.

4.1.Payment of Monthly Base Rent.  Tenant agrees to pay the Monthly Base Rent for the Premises on or before the first day of each calendar month.  Tenant shall pay Landlord second month’s Monthly Base Rent plus the Security Deposit when Tenant executes the Lease. The Monthly Base Rent shall be paid to the Landlord at such place as Landlord may from time to time designate in writing.

4.2.Additional Rent.

(a) Real Property Taxes.  Tenant shall pay Landlord as Additional Rent (as defined in Section 4.2(d), below), in the manner described below, an amount equal to Tenant's Pro Rata Share of Real Property Taxes, defined below, payable by Landlord for the Property in any full or partial calendar year.  "Real Property Taxes" shall mean real and personal property taxes, assessments, including omit tax, and other governmental impositions and charges of every kind and nature, now or hereafter imposed, including surcharges with respect thereto and interest thereon, if Landlord, at its sole option, elects to amortize assessments over a period exceeding one year, which may during the Term of this Lease be levied, assessed, imposed, or otherwise become due and payable with respect to the Property, including the Landlord Improvements, and the Real Property Taxes and all improvements, fixtures, and equipment thereon, or the use, occupancy or possession thereof; taxes on Property of Tenant which have not been paid by Tenant directly to the taxing authority; any taxes levied or assessed upon or measured by the Premises, the Building, or the Property, or any amounts received by Landlord in connection therewith or hereunder, but not including any federal or state net income, estate, or inheritance tax imposed upon the Landlord, all determined with respect to the period for which such taxes are (or would have been if timely levied) due and payable; and any taxes levied or assessed in lieu of, or as a substitute for, the foregoing in whole or part. Notwithstanding the foregoing, in the event rental income becomes subject to Washington business and occupation tax, such business and occupation tax shall be subject to this Section 4.2(a).

(b) Operating Expenses.  Tenant shall pay Landlord as Additional Rent, in the manner described below, an amount equal to Tenant's Pro Rata Share of the Property’s Operating Expenses, defined below, payable by Landlord in any full or partial calendar year.  "Operating Expenses" shall mean all expenses paid or incurred by Landlord for maintaining, operating and repairing the Property and the personal property used in conjunction therewith, including, without limitation, the costs of utility and other services not paid separately by Tenant, services of independent contractors, compensation, including employment taxes and fringe benefits, of only employees, or contractors who perform duties in connection with the operation, maintenance and repair of the Property and its equipment, insurance premiums, licenses, permits and inspection fees, commercially reasonable management fees of five percent (5%) of Monthly Base Rent (for example, $405.50 for months 02-14, which is 5% of $8,110.00, subject to increase each year thereafter in accordance with the Monthly Base Rent), commercially reasonable legal and accounting expenses, amortization of capital improvements that Landlord reasonably anticipates will improve the operating efficiency of the Property, but the amortization expense shall not exceed reasonably expected savings in operating costs resulting from such capital improvements, and any other expense or charge, which in accordance with generally accepted accounting principles and management practices would be considered an expense of maintaining, operating or repairing the Property, but excluding costs of any special services rendered to individual tenants, including Tenant, for which a special charge is made and any capitalizable leasehold improvements in accordance with generally accepted accounting principles, except to the extent expressly stated in this section 4.2(b). For clarification, Operating Expenses are separate from the Common Area Maintenance Expenses described below in Section 4.2(c).

(c) Common Area Maintenance Expenses.  Tenant shall pay Landlord as Additional Rent, in the manner described below, an amount equal to Tenant's Pro Rata Share of the Common Area Maintenance Expenses, defined below, for the Property incurred or payable by Landlord for the development in any partial or full calendar year.  The terms "Common Area Maintenance Expenses" shall mean all expenses paid or incurred by Landlord for maintaining, operating and repairing the common areas of the Property, including, without limitation, streets, parking areas, landscaping (“Common Areas”), including costs of obtaining services and products for maintaining, operating and repairing such Common Areas and the personal property used in conjunction therewith, services of independent contractors compensation, including employment taxes and fringe benefits, of all persons who perform duties in connection with the operating, insurance premiums, personal property taxes, licenses, seasonal decorations, activities and events, permits and inspection fees, legal and accounting expenses, administrative and office expenses, amortization of capital improvements that Landlord reasonably anticipates will improve the operating efficiency of the Property, but such amortization expenses shall not exceed reasonably expected savings in operating costs resulting from such capital improvements, and any other expense or charge described, which in accordance with generally accepted accounting and management practices would be considered an expense of maintaining, operating or repairing the Common Areas of the Property, but excluding costs of any special services rendered to individual tenants, including Tenant, for which a special charge is made and any capitalizable leasehold improvements in accordance with generally accepted accounting principles, except to the extent expressly stated in this section 4.2(c).   In no event shall any such charges, modifications or alterations to the Common Areas increase Tenant’s Pro Rata Share as specified in Section 1.11.  Landlord acknowledges that Tenant’s acceptance of the Lease is based on the condition and location of the parking, loading, private yard and Common Areas of the Property and Premises as of the Commencement

Date herein.  Landlord shall, at all times, act in good faith and with due diligence to minimize interruption, reduction or discontinuation as to not unreasonably interfere with the ordinary conduct of Tenant’s business operations in the Premises. For clarification, Common Area Maintenance Expenses are separate from the Operating Expenses defined in Section 4.2(b) above.

(d) Manner of Payment. Tenant's Pro Rata Share of Real Property Taxes, Operating Expenses, and Common Area Maintenance Expenses, sometimes collectively referred to herein as "Additional Rent":

(1) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Additional Rent for any full or partial calendar year of the Term.  Tenant shall pay such estimated amounts of Additional Rent, on a monthly basis, on or before the first day of each such calendar month.  Such estimate may be reasonably adjusted from time to time by Landlord.  The estimate for the first year of the Term is approximately $0.44 per square foot, plus a commercially reasonable management fee of five percent (5%) of Monthly Base Rent (for example, $405.50 for months 02-14, which is 5% of $8,110.00, subject to increase each year thereafter in accordance with the Monthly Base Rent).

(2) Within ninety (90) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the "Statement") to Tenant showing:  (a) the amount of actual Additional Rent for such calendar year, with a listing of amounts for major categories of Operating Expenses and Common Area Maintenance Expenses, (b) any amount paid by Tenant toward such Additional Rent during such calendar year on an estimated basis, and (c) any revised estimate of Tenant's obligations for Additional Rent for the current calendar year.

(3) If the Statement shows that Tenant's estimated payments were less than Tenant's actual obligations for Additional Rent for such year, Tenant shall pay the difference.  If the Statement shows an increase in Tenant's estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent.  Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.

(4) If the Statement shows that Tenant's estimated payments exceeded Tenant's actual obligations for Additional Rent, Tenant shall receive a credit for the difference against payments of Rent next due.  If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.

(5) So long as Tenant's obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments.  In lieu of providing one (1) Statement covering Real Property Taxes, Operating Expenses, and Common Area Maintenance Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement, or separate statements, shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of Tenant's obligations for actual or estimated Real Property Taxes, Operating Expenses, or Common Area Maintenance Expenses.

(e) Proration.  If the Term commences other than on January 1, or ends other than on December 31, Tenant's obligations to pay estimated and actual amounts towards Additional Rent for such first or final calendar year shall be prorated to reflect the portion of such years included in the Term.  Such proration shall be made by multiplying the total estimated or actual, as the case may be, Additional Rent, for such calendar years by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365.  Other amounts payable or to be expended pursuant to this Lease on an annual or quarterly basis shall be similarly prorated.

(f) Landlord's Records.  The determination of Additional Rent shall be made by Landlord.  Landlord or its agents shall keep records in reasonable detail showing all expenditures made or items enumerated above, which records shall be available for inspection by Tenant at its cost at any reasonable time on reasonable notice.

4.3.Additional Rent.    If Tenant fails to pay when due Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at the maximum rate then allowed by law.  Tenant acknowledges that the late payment of any installment of Monthly Base Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain.  Therefore, in addition to interest, if any such installment is not received by Landlord within ten (10) days from the date it is due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of such installment.  Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant.  Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.

4.4.Rent and Other Charges.  Monthly Base Rent, Additional Rent, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered into in connection herewith, are sometimes herein referred to collectively as "Rent" and all remedies applicable to the nonpayment of Rent shall be applicable thereto.

5.SECURITY DEPOSIT.    Tenant agrees to deposit with Landlord the Security Deposit set forth at Section 1.8 upon execution of this Lease, as security for Tenant’s faithful performance of its obligations under this Lease.  Landlord and Tenant agree that the Security Deposit may be commingled with funds of Landlord and Landlord shall have no obligation or liability for payment of interest on such deposit.  Tenant shall not mortgage, assign, transfer or encumber the Security Deposit without the prior written consent of Landlord and any attempt by Tenant to do so shall be void, without force or effect and shall not be binding upon Landlord.  If Tenant fails to pay any Rent or other amount when due and payable under this Lease, or fails to perform any of the terms hereof, Landlord may appropriate and apply or use all or any portion of the Security Deposit for Rent payments or any other amount then due and unpaid, for payment of any amount for which Landlord has become obligated as a result of Tenant’s default or breach, and for any loss or damage sustained by Landlord as a result of Tenant’s default or breach, and Landlord may so apply or use this deposit without prejudice to any other remedy Landlord may have by reason of Tenant’s default or breach. If Landlord so uses any of the Security Deposit, Tenant shall within ten (10) days after written demand therefore, restore the Security Deposit to the full amount originally deposited; Tenant’s failure to do so shall constitute an act of default hereunder and Landlord shall have the right to exercise any remedy provided for in Section 21 hereof.  Within fifteen (15) days after the Term (or any extension thereof) has expired or Tenant has vacated the Premises, whichever shall last occur, and provided Tenant is not then in default on any of its obligations hereunder, Landlord shall return the Security Deposit to Tenant, or, if Tenant has assigned its interest under this Lease, to the last assignee of Tenant.  If Landlord sells its interest in the Premises, Landlord may deliver this deposit to the purchaser of Landlord’s interest and thereupon be relieved of any further liability or obligation with respect to the Security Deposit.

6.TENANT’S USE OF THE PREMISES.     Tenant shall use the Premises solely for the purposes set forth in Tenant’s Use Clause in Section 1.9 (“Permitted Uses”).  Tenant shall not use or occupy the Premises in violation of law or any covenant, condition or restriction affecting the Building or the certificate of occupancy issued for the Building, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or of occupancy.  Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directions of any governmental agencies or authorities having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or its use or occupation.  A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant.  Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building and/or property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function.  Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 6.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

7.COMPLIANCE WITH LAWS.   Tenant shall not cause or permit the Premises to be used in any way which violates any law, ordinance, or governmental regulation or order.  Tenant shall be responsible for complying with all laws applicable to the Premises solely as a result of Tenant’s particular use, such as modifications required by the Americans With Disabilities Act as a result of Tenant opening the Premises to the public as a place of public accommodation.  If the enactment or enforcement of any law, ordinance, regulation or code during the Lease Term requires any changes to the Premises during the Lease Term, Tenant shall perform all such changes at its expense if the changes are required due to the nature of Tenant’s activities at the Premises, or to alterations that Tenant seeks to make to the Premises; otherwise, Landlord shall perform all such changes at its expense. Landlord shall not be in default of any of the terms of this Lease in the event Landlord is unable to obtain a building permit to complete any improvements specified in this Lease.

8.GUARANTY.  Intentionally deleted.

9.UTILITIES.   Landlord represents and warrants to Tenant that as of the Commencement Date that electricity, water, sewer telephone and cable utilities are available at the Premises. Tenant shall not be responsible for installing and connecting utilities that are part of the Landlord Improvements. Tenant shall determine whether the available capacity of such utilities will meet Tenant’s needs.  Tenant shall directly pay for all water, sewer, gas, janitorial, electricity, garbage removal, heat, telephone, and other utilities and services used by Tenant on the Premises during the Term, whether or not such services are billed directly to Tenant.  Tenant will also procure, or cause to be procured, without cost to Landlord, all necessary permits, licenses or other authorizations required for the lawful and proper installation, maintenance, replacement, and removal on or from the Premises of wires, pipes, conduits, tubes, and other equipment and appliances for use in supplying all utilities or services to the Premises.  Landlord, upon request of Tenant, and at the sole expense and liability of Tenant, shall join with Tenant in any application required for obtaining or continuing such utilities or services.

10.TAXES.    Tenant shall pay all taxes, assessments, liens and license fees (“Taxes”) levied, assessed or imposed by any authority having the direct or indirect power to tax or assess any such liens, by reason of Tenant’s occupancy of the Premises, and all Taxes on Tenant’s personal property located on the Premises.  Landlord shall pay all Taxes with respect to the Building and the Property, including any Taxes resulting from a reassessment of the Building and the Property due to a change of ownership or otherwise, which shall be included in the Operating Expenses as Additional Rent.

11.ALTERATIONS.  Tenant may make alterations, additions or improvements to the Premises (“Alterations”) with the prior written consent of Landlord, which consent shall not be unreasonably withheld.  The term “Alterations” shall not include the installation of shelves, partitions, Tenant’s equipment and trade fixtures which may be performed without damaging existing improvements or the structural integrity of the Premises, and Landlord’s consent shall not be required for Tenant’s installation of those items.  Tenant shall complete all Alterations at Tenant’s expense in compliance with all applicable laws and in accordance with plans and specifications approved by Landlord, which are not part of the Landlord Improvements as referenced in Section 1.12.  Landlord shall be deemed the owner of all Alterations and Landlord does not require Alterations to be removed at the end of the Lease Term.  Tenant shall not remove all Alterations at the end of the Lease Term.  Tenant shall immediately repair any damage to the Premises caused by removal of Alterations. Notwithstanding the foregoing, in no event shall Tenant be entitled to make any changes, alterations, or modifications of structural portions or the exterior of the Building, including, without limitation, anything which would affect window treatments, paint, surface texture, awnings, light fixtures, or signage, without first obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion.

12.REPAIRS AND MAINTENANCE.   Tenant shall, at its sole expense, maintain the Premises in good condition and promptly make all repairs and replacements that are nonstructural, necessary to keep the Premises in safe operating condition, including all utilities within the confines of the Premises, bathrooms and other systems serving the Premises, and glass and window damage, but excluding the roof, foundation and exterior walls, which Landlord shall maintain in good condition and repair at Landlord’s expense.  Tenant shall not disturb the structural integrity of the Premises and shall promptly repair any damage or injury done to the structural elements caused by Tenant or its employees, agents, contractors or invitees.  Notwithstanding anything in this Section 12 to the contrary, Tenant shall not be responsible for any repairs to the Premises made necessary by the acts of Landlord or its agents, employees, contractors or invitees therein.

Upon expiration or termination of the Lease Term, Tenant shall promptly and peacefully surrender the Premises, together with all keys, to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable wear and tear and insured casualty excepted.

13.ACCESS.   After reasonable notice from Landlord (except in cases of emergency, where no notice is required) Tenant shall permit Landlord and its agents and employees to enter the Premises at reasonable times for the purposes of repair or inspection.  This Section 13 shall not impose any repair or other obligation upon Landlord not expressly stated elsewhere in this Lease.  After reasonable notice to Tenant, Landlord shall have the right to enter the Premises for the purpose of showing the Premises to prospective purchasers or lenders at any time, and to prospective tenants within one hundred eighty (180) days prior to the expiration or sooner termination of the Lease Term.

14.SIGNAGE.  Tenant shall have the right to install signs on the Premises, for which specifications are subject to Landlord’s prior written approval, which consent shall not be unreasonably withheld.  Tenant shall install any approved signage at Tenant’s sole expense and in compliance with all applicable laws.  Tenant shall not damage or deface the Premises in installing or removing signage and shall repair any injury or damage to the Premises caused by such installation or removal.

15.DESTRUCTION OR CONDEMNATION.

15.1.Damage and Repair.  If the Premises are partially damaged but not rendered untenantable, by fire or other insured casualty, then Landlord shall diligently restore the Premises and this Lease shall not terminate.  The Premises shall not be deemed untenantable if less than twenty-five percent (25%) of the Premises are damaged.  Landlord shall have no obligation to restore the Premises if insurance proceeds are not available to pay the entire cost of such restoration.  If insurance proceeds are available to Landlord but are not sufficient to pay the entire cost of restoring the Premises, then Landlord may elect to terminate this Lease and keep the insurance proceeds, by notifying Tenant within sixty (60) days of the date of such casualty.

If the Premises are entirely destroyed, or partially damaged and rendered untenantable, by fire or other casualty, Landlord may, at its option:  (a) terminate this Lease as provided herein, or (b) restore the Premises to its previous condition.  If Landlord fails to notify Tenant of its election to restore the Premises, or if Landlord is unable to restore the Premises within nine (9) months of the date of the casualty event, then Tenant may elect to terminate the Lease.

If Landlord restores the Premises under this Section 15.1, Landlord shall proceed with reasonable diligence to complete the work, and the Monthly Base Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole Premises, provided that there shall be a rent abatement only if the damage or destruction of the Premises did not result from, or was not contributed to directly or indirectly by the act, fault or neglect of Tenant, or Tenant’s officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors.  No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance directly, incidentally or consequentially arising from any repair or restoration of any portion of the Premises.  Landlord will not carry insurance of any kind for the protection of Tenant or on Tenant’s furniture or on any fixtures, equipment, improvements or appurtenances of Tenant under this Lease, and Landlord shall not be obligated to repair any damage thereto or replace the same unless the damage is caused by Landlord’s negligence.

15.2.Condemnation.  If the Premises are made untenantable by eminent domain or conveyed under a threat of condemnation, this Lease shall automatically terminate as of the earlier of the date title to the Property vests in the condemning authority or the condemning authority first has possession of the Premises and all Rent shall be paid to that date.  In the event of a taking of a portion of the Property that does not render the Premises untenantable, then this Lease shall continue in full force and effect and the Monthly Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Monthly Base Rent to be effective as of the earlier of the date the condemning authority first has possession of such portion or title vests in the condemning authority.  Landlord shall be entitled to the entire award from the condemning authority attributable to the value of the Premises and Tenant shall make no claim for the value of its leasehold.  Tenant shall be permitted to make a separate claim against the condemning authority for moving expenses or damages resulting from interruption in its business, provided that in no event shall Tenant’s claim reduce Landlord’s award.

16.INSURANCE.

16.1.Tenant’s Insurance.

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies acceptable to Landlord and Landlord’s lender and qualified to do business in the State of Washington.  Each policy shall name Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear.  Each policy shall contain (i) a cross-liability endorsement, (ii) a provisions that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives.  A copy of each paid up policy (authenticated by the insurer) or certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord before the date Tenant is first given the right of possession of the Premises, and thereafter within thirty (30) days after any demand by Landlord therefore.  Landlord may, at any time and from time to time, inspect and/or copy any insurance policies required to be maintained by Tenant hereunder.  No such policy shall be cancelable except after twenty (20) days written notice to Landlord and Landlord’s lender from Tenant or Tenant’s insurer. Tenant shall furnish Landlord with renewals or “binders” of any such policy at least ten (10) days prior to the expiration thereof.  Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums together with a twenty-five percent (25%) handling charge, payable upon demand.  Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

(b) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until the expiration of the Term,  Tenant shall procure, pay for and maintain in effect policies of casualty insurance covering (i) all leasehold improvements (including any alterations, additions or improvements that may be made by Tenant), and (ii) trade fixtures, merchandise and other personal property from time to time in, on or about the Premises, in the amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against any peril included within the classification “Fire and Extended Coverage” together with insurance against sprinkler damage, vandalism and malicious mischief.  The proceeds of such insurance shall be used for the repair or replacement of the property so insured.  Upon termination of this Lease following a casualty as set forth herein, the proceeds under (i) shall be paid to Landlord, and the proceeds under (ii) above shall be paid to Tenant.

(c) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until the expiration of the Term, Tenant shall procure, pay for and maintain in effect workers’ compensation insurance as required by law and comprehensive public liability and property damage insurance with respect to the construction of improvements on the Premises, the use, operation or condition of the Premises and the operation of Tenant in, on or about the Premises, providing personal injury and broad from property damage coverage for not less than One Million Dollars ($1,000.000.00) combined single limit for bodily injury, death and property damage liability.

(d) Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord and Landlord’s designee as additional named insured and shall also contain a provision stating that such policy or policies shall not be canceled or materially altered except after twenty (20) days written notice from Tenant or Tenant’s insurer to Landlord.

16.2.Landlord Insurance.  Landlord shall carry standard form extended coverage fire insurance of the Building shell and core in the amount of their full replacement value, and such other insurance of such types and amounts as Landlord, in its discretion, shall deem reasonably appropriate.  The cost of any such insurance may be included in the Operating Expenses by a “blanket policy” insuring other parties and/or locations in addition to the Building, in which case the portion of the premiums therefor allocable to the Building and the Property shall be included in the Operating Expenses.  In addition to the foregoing, in the event Tenant fails to provide or keep in force any of the insurance as required above, Landlord, in its discretion, may provide such insurance, in which event, the cost thereof shall be payable by Tenant to Landlord as Additional Rent on the first day of the calendar month immediately following demand therefor from Landlord.

16.3.Waiver of Subrogation.  Landlord and Tenant hereby release each other and any other tenant, their agents or employees, from responsibility for, and waive their entire claim of recovery for any loss or damage arising from any cause covered by insurance required to be carried by each of them.  Each party shall provide notice to the insurance carrier or carriers of this mutual waiver of subrogation, and shall cause its respective insurance carriers to waive all rights of subrogation against the other.  This waiver shall not apply to the extent of the deductible amounts to any such policies or to the extent of liabilities exceeding the limits of such policies.

17.INDEMNIFICATION.

17.1.Tenant’s Duty. Tenant shall indemnify, defend and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, arising out of: (1) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises or the Property; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; or (3) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or contractors.  Tenant shall at Tenant’s expense, and by counsel satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim and shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding.  As a material part of the consideration for Landlord’s execution of this Lease, except for Landlord’s  gross negligence or willful misconduct, Tenant hereby assumes all risk of damage or injury to any person or property in, on or about the Premises or the Property from any cause.

17.2.Landlord’s Duty. Landlord shall indemnify, defend and hold Tenant harmless from any liability, loss, cost, expense or claim (including reasonable attorneys’ fees) of any nature resulting from any injury to person or damage to property arising from the negligence or willful misconduct of Landlord, its employees, contractors, agents, or invitees or any activities conducted on or about the Premises by anyone other than Tenant, its employees, contractors or agents.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant (except Tenant’s agents, officers, employees or invitees), Tenant’s duty to indemnify and defend shall be proportionate to Tenant’s allocable share of joint negligence or willful misconduct.  When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Landlord and a third party unrelated to Landlord (except Landlord’s agents, officers, employees or invitees), Landlord’s duty to indemnify and defend shall be proportionate to Landlord’s allocable share of joint negligence or willful misconduct.

In the absence of comparative or concurrent negligence on the part of the party claiming indemnity under this Section 17 or its employees, contractors, agents or invitees, the foregoing indemnity shall also include reasonable costs, expenses and attorneys’ fees incurred in successfully establishing the right to indemnity.  The indemnifying party shall have the right to assume the defense of any claim subject to this indemnity with counsel reasonably satisfactory to the indemnified party.  The indemnified party agrees to cooperate fully with the indemnifying party and its counsel in any matter where the indemnifying party elects to defend, provided the indemnifying party shall promptly reimburse the indemnified party for reasonable costs and expenses incurred in connection with its duty to cooperate.

Tenant specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 RCW.  Furthermore, the Tenant’s indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts.  The parties acknowledge that the foregoing provisions of this paragraph have been specifically and mutually negotiated between the parties.

17.3.Limitation on Landlord’s Liability. Landlord shall not be liable for injury or damage which may be sustained by the person or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building or Property or from other sources.  Landlord shall not be liable for any damages arising from any act or omission of any other tenant of the Building or the Property.

18.ASSIGNMENT AND SUBLETTING.  Tenant shall not assign, sublet, mortgage, encumber or otherwise transfer any interest in this Lease (collectively referred to as a “Transfer”) or any part of the Premises, without first obtaining Landlord’s written consent which consent shall not be unreasonably withheld or delayed.  No Transfer shall relieve Tenant of any liability under this Lease notwithstanding Landlord’s consent to such transfer.  Consent to any Transfer shall not operate as a waiver of the necessity for Landlord’s consent to any subsequent Transfer.

If Tenant is a partnership, limited liability company, corporation, or other entity, any transfer of this Lease by merger, consolidation, redemption or liquidation, or any change(s) in the ownership of, or power to vote, which singularly or collectively represents a majority of the beneficial interest in Tenant, shall constitute a Transfer under this Section 18.

As a condition to Landlord’s approval, if given, any potential assignee or sublessee otherwise approved by Landlord shall assume all obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent and performance of all terms of this Lease.  In connection with any Transfer, Tenant shall provide Landlord with copies of all assignments, subleases and assumption instruments.

19.LIENS.  Tenant shall keep the Property and the Premises free from any liens created by or through Tenant.  Tenant shall indemnify, defend and hold Landlord harmless from liability from any such liens including, without limitation, liens arising from any Alterations.  If a lien is filed against the Property or the Premises by any person claiming by, through or under Tenant, Tenant shall, upon request of Landlord, at Tenant’s expense, immediately furnish to Landlord a bond in form and amount and issued by a surety satisfactory to Landlord, indemnifying Landlord and the Premises against all liabilities, costs and expenses, including attorneys’ fees, which Landlord could reasonably incur as a result of such lien(s).

20.DEFAULT.   The following occurrences shall each be deemed an event of default (“Event of Default”) by Tenant:

20.1.Failure to Pay.  Tenant fails to pay any sum, including Rent, due under this Lease following five (5) days’ written notice from Landlord of the failure to pay.

20.2.VACATION/ABANDONMENT.  Tenant vacates the Premises (defined as an absence for at least thirty (30) consecutive days without prior notice to Landlord), or Tenant abandons the Premises (defined as an absence of ten (10) days or more while Tenant is in breach of some other term of this Lease).  Tenant’s vacation or abandonment of the Premises shall not be subject to any notice or right to cure.

20.3.Insolvency.  Tenant becomes insolvent, voluntarily or involuntary bankrupt or a receiver, assignee or other liquidating officer is appointed for Tenant’s business, provided that in the event of any involuntary bankruptcy or other insolvency proceeding, the existence of such proceeding constitutes an Event of Default only if such proceeding is not dismissed or vacated within sixty (60) days after its institution or commencement.

20.4.Levy or Execution.  Tenant’s interest in this Lease or the Premises, or any part thereof, is taken by execution or other process of law directed against Tenant, or is taken upon or subjected to any attachment by any creditor of Tenant, if such attachment is not discharged within fifteen (15) days after being levied.

20.5.Other Non‑Monetary Defaults.  Tenant breaches any agreement, term or covenant of this Lease other than one requiring the payment of money and not otherwise enumerated in this Section 20, and the breach continues for a period of thirty (30) days after notice by Landlord to Tenant of the breach.

20.6.FAILURE TO TAKE POSSESSION.  Tenant fails to take possession of the Premises on the Commencement Date.

21.REMEDIES.  Landlord shall have the following remedies upon an Event of Default.  Landlord’s rights and remedies under this Lease shall be cumulative, and none shall exclude any other right or remedy allowed by law.

21.1.Termination of Lease.  Landlord may terminate the Lease and re-enter the Premises and take possession thereof, but no act by Landlord other than written notice from Landlord to Tenant of termination shall terminate this Lease.  The Lease shall terminate on the date specified in the notice of termination.  Upon termination of this Lease, Tenant will remain liable to Landlord for damages in an amount equal to the Rent and other sums that would have been owing by Tenant under this Lease for the balance of the Lease Term, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to the termination, after deducting all Landlord’s Reletting Expenses (as defined below).  Landlord shall be entitled to either collect damages from Tenant monthly on the days on which Rent or other amounts would have been payable under the Lease, or alternatively, Landlord may accelerate Tenant’s obligations under the

Lease and recover from Tenant:  (i) unpaid Rent which had been earned at the time of termination; (ii) the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of Rent loss that Tenant proves could reasonably have been avoided; (iii) the amount by which the unpaid Rent for the balance of the Term of the Lease after the time of award exceeds the amount of Rent loss that Tenant proves could reasonably be avoided (discounting such amount by the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%)); and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease, or which in the ordinary course would be likely to result from the Event of Default, including without limitation Reletting Expenses described in Section 21.2.

21.2.Re-entry and Reletting.  Landlord may continue this Lease in full force and effect, and without demand or notice, re-enter and take possession of the Premises or any part thereof, expel the Tenant from the Premises and anyone claiming through or under the Tenant, and remove the personal property of either.  Landlord may relet the Premises, or any part of them, in Landlord’s or Tenant’s name for the account of Tenant, for such period of time and at such other terms and conditions, as Landlord, in its discretion, may determine.  Landlord may collect and receive the Rents for the Premises.  Re‑entry or taking possession of the Premises by Landlord under this Section shall not be construed as an election on Landlord’s part to terminate this Lease, unless a written notice of termination is given to Tenant.  Landlord reserves the right following any re‑entry or reletting, or both, under this Section to exercise its right to terminate the Lease.  During the Event of Default, Tenant will pay Landlord the Rent and other sums which would be payable under this Lease if repossession had not occurred, plus the net proceeds if any, after reletting the Premises, after deducting Landlord’s Reletting Expenses.  “Reletting Expenses” is defined to include all expenses incurred by Landlord in connection with reletting the Premises, including without limitation, all repossession costs, brokerage commissions, attorneys’ fees, remodeling and repair costs, costs for removing and storing Tenant’s property and equipment, and Rent concessions granted by Landlord to any new Tenant, prorated over the life of the new lease.

21.3.Waiver of Redemption Rights.  Tenant, for itself, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, hereby waives and surrenders all rights and privileges which they may have under any present or future law, to redeem the Premises or to have a continuance of this Lease for the Lease Term, as it may have been extended.

21.4.Nonpayment of Additional Rent.  All costs which Tenant agrees to pay to Landlord pursuant to this Lease shall in the event of nonpayment be treated as if they were payments of Rent, and Landlord shall have all the rights herein provided for in case of nonpayment of Rent.

21.5.Failure to Remove Property.  If Tenant fails to remove any of its property from the Premises at Landlord’s request following an uncured Event of Default, Landlord may, at its option and without notice, remove and store the property at Tenant’s expense and risk.  If Tenant does not pay the storage cost within five (5) days of

Landlord’s request, Landlord may, at its option, have any or all of such property sold at public or private sale (and Landlord may become a purchaser at such sale), in such manner as Landlord deems proper, without notice to Tenant.  Landlord shall apply the proceeds of such sale:  (i) to the expense of such sale, including reasonable attorneys’ fees actually incurred; (ii) to the payment of the costs or charges for storing such property; (iii) to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the terms hereof; and (iv) the balance, if any, to Tenant.  Nothing in this Section shall limit Landlord’s right to sell Tenant’s personal property as permitted by law to foreclose Landlord’s lien for unpaid rent.

22.MORTGAGE SUBORDINATION AND ATTORNMENT.  This Lease shall automatically be subordinate to any mortgage or deed of trust created by Landlord which is now existing or hereafter placed upon the Premises including any advances, interest, modifications, renewals, replacements or extensions (“Landlord’s Mortgage”), provided the holder of any Landlord’s Mortgage or any person(s) acquiring the Premises at any sale or other proceeding under any such Landlord’s Mortgage shall elect to continue this Lease in full force and effect.  Tenant shall attorn to the holder of any Landlord’s Mortgage or any person(s) acquiring the Premises at any sale or other proceeding under any Landlord’s Mortgage provided such person(s) assume the obligations of Landlord under this Lease.  Tenant shall promptly and in no event later than fifteen (15) days execute, acknowledge and deliver documents which the holder of any Landlord’s Mortgage may reasonably require as further evidence of this subordination and attornment.  Notwithstanding the foregoing, Tenant’s obligations under this Section are conditioned on the holder of each of Landlord’s Mortgage and each person acquiring the Premises at any sale or other proceeding under any such Landlord’s Mortgage not disturbing Tenant’s occupancy and other rights under this Lease, so long as no uncured Event of Default exists.

23.NON‑WAIVER.  Landlord’s waiver of any breach of any term contained in this Lease shall not be deemed to be a waiver of the same term for subsequent acts of Tenant.  The acceptance by Landlord of Rent or other amounts due by Tenant hereunder shall not be deemed to be a waiver of any breach by Tenant preceding such acceptance.

24.HOLDOVER.   If Tenant shall, without the written consent of Landlord, hold over after the expiration or termination of the Term, such tenancy shall be deemed to be on a month-to-month basis and may be terminated according to Washington law.  During such tenancy, Tenant agrees to pay to Landlord one hundred fifty percent (150%) the Monthly Base Rent last payable under this Lease, unless a different rate is agreed upon by Landlord.  All other terms of the Lease shall remain in effect.

25.NOTICES.   All notices under this Lease shall be in writing and effective (i) when delivered in person, (ii) three (3) days after being sent by registered or certified mail to Landlord or Tenant, as the case may be, at the notice Addresses set forth in Section 1.10; (iii) upon confirmed transmission by facsimile to such persons at the facsimile numbers set forth in Section 1.10 or such other addresses/facsimile numbers as may from time to time be designated by such parties in writing, or (iv) upon confirmed transmission by email to such persons at the email address set forth in Section 1.10.

26.COSTS AND ATTORNEYS’ FEES.  If Tenant or Landlord engage the services of an attorney to collect monies due or to bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or other payments, or possession of the Premises, the losing party shall pay the Prevailing Party a reasonable sum for attorneys’ fees in such suit, at trial and on appeal.  “Prevailing Party” shall include without limitation (a) a party who dismisses an action in exchange for sums allegedly due; (b) the party who receives performance from the other party of an alleged breach or a desired remedy that is substantially equivalent to the relief sought in an action or proceeding; or (c) the party determined to be the prevailing party by an arbitrator or a court of law.

27.ESTOPPEL CERTIFICATES.   Tenant shall, from time to time, upon written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement specifying the following, subject to any modifications necessary to make such statements true and complete:  (i) the date the Lease Term commenced and the date it expires; (ii) the amount of Monthly Base Rent and the date to which such Rent has been paid; (iii) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way; (iv) that this Lease represents the entire agreement between the parties; (v) that all conditions under this Lease to be performed by Landlord have been satisfied; (vi) that there are no existing claims, defenses or offsets which the Tenant has against the enforcement of this Lease by Landlord; (vii) that no Rent has been paid more than one month in advance; and (viii) that no security has been deposited with Landlord (or, if so, the amount thereof).  Any such statement delivered pursuant to this Section may be relied upon by a prospective purchaser of Landlord’s interest or assignee of any mortgage or new mortgagee of Landlord’s interest in the Premises.  If Tenant shall fail to respond within ten (10) days of receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, or, in Landlord’s sole discretion, such failure shall be deemed an un-curable Event of Default.

28.TRANSFER OF LANDLORD’S INTEREST.   This Lease shall be assignable by Landlord without the consent of Tenant.  In the event of any transfer or transfers of Landlord’s interest in the Property or the Premises, other than a transfer for security purposes only, upon the assumption of this Lease by the transferee, Landlord shall be automatically relieved of obligations and liabilities accruing from and after the date of such transfer, except for any retained security deposit or prepaid rent, and Tenant shall attorn to the transferee.

29.RIGHT TO PERFORM.  If Tenant shall fail to timely pay any sum or perform any other act on its part to be performed hereunder, Landlord may make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease.  Tenant shall, on demand, reimburse Landlord for its expenses incurred in making such payment or performance.  Landlord shall (in addition to any other right or remedy of Landlord provided by law) have the same rights and remedies in the event of the nonpayment of sums due under this Section 29 as in the case of default by Tenant in the payment of Rent.

30.HAZARDOUS MATERIAL. Tenant shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept, or used in or about, or disposed of on the Premises or the Property (or migrate off the Property) by Tenant, its agents, employees, contractors or invitees, except in strict compliance with all applicable federal, state and local laws, regulations, codes and ordinances.  If Tenant breaches the obligations stated in the preceding sentence, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses including, without limitation, diminution in the value of the Property or the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property or the Premises, or elsewhere, damages arising from any adverse impact on marketing of space at the Property, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees incurred or suffered by Landlord either during or after the Lease Term.  The indemnification by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work, whether or not required by any federal, state or local governmental agency or political subdivision, because of Hazardous Material present in, on or under the Property or the Premises, or in soil or groundwater on or under the Property, or if same has migrated to adjacent property.  Tenant shall immediately notify Landlord of any inquiry, investigation or notice that Tenant may receive from any third party regarding the actual or suspected presence of Hazardous Material on the Property or the Premises or adjacent property.

Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Property or the Premises by Tenant, its agents, employees, contractors or invitees, results in any unlawful release or discharge of Hazardous Material on the Property or the Premises or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to properly remediate the Property, the Premises or other property in accordance with federal and state standards applicable to the release of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval may be withheld at Landlord’s sole discretion.

Notwithstanding anything to the contrary herein, Tenant’s obligations under this Lease to indemnify Landlord with respect to Hazardous Materials and to remediate Hazardous Materials are not applicable to Hazardous Materials on, in or under the Property or the Premises prior to the Commencement Date.

As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste including biomedical waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government due to its potential harm to the health, safety or welfare of humans or the environment.

31.QUIET ENJOYMENT.   So long as Tenant pays the Rent and performs all of its obligations set forth herein, Tenant’s possession of the Premises will not be disturbed by Landlord or anyone claiming by, through or under Landlord, or by the holders of any Landlord’s Mortgage or any successor thereto.

32.GENERAL.

32.1.Heirs and Assigns.  This Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

32.2.Brokers’ Fees.  Tenant represents and warrants to Landlord that it has engaged no broker or agent, and no other finder, broker or other person who would be entitled to any commission or fees for the negotiation, execution, or delivery of this Lease other than as disclosed in this Lease.  Tenant shall indemnify, defend and hold Landlord harmless against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.  This Section shall not apply to brokers with whom Landlord has an express written brokerage agreement.

32.3.Entire Agreement.  This Lease contains all of the covenants and agreements between Landlord and Tenant relating to the Premises.  No prior agreements or understanding pertaining to the Lease shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant.

32.4.Severability.  Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision of this Lease.

32.5.Force Majeure.  Time periods for either party’s performance under any provisions of this Lease (excluding payment of Rent) shall be extended for periods of time during which the party’s performance is prevented due to circumstances beyond such party’s control, including without limitation, fires, floods, earthquakes, lockouts, strikes, embargoes, governmental regulations, acts of God, public enemy, war or other strife.

32.6.Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Washington.

32.7.Memorandum of Lease.  This Lease shall not be recorded.  However, Landlord and Tenant shall, at the other’s request, execute and record a memorandum of Lease in recordable form that identifies Landlord and Tenant, the Commencement and Expiration Dates of the Lease, and the legal description of the Premises as set forth on attached Exhibit B.

32.8.Submission of Lease Form Not an Offer.  One party’s submission of this Lease to the other for review shall not constitute an offer to lease the Premises.  This Lease shall not become effective and binding upon Landlord and Tenant until it has been fully signed by both Landlord and Tenant.

32.9.Authority of Parties.  Any individual signing this Lease on behalf of an entity represents and warrants to the other that such individual has authority to do so and, upon such individual’s execution, that this Lease shall be binding upon and enforceable against the party on behalf of whom such individual is signing.

33.Option to Lease Basement.  At any time during the Term of this Lease and upon written notice to Landlord, Tenant has the option to lease an additional storage space in the basement of the Building for $0.65 per rentable square foot (“Basement Option”).  Within ten (10) days following Tenant’s written notice of its intent to exercise its Basement Option, Landlord and Tenant shall execute an amendment to this Lease to include the basement space and the commencement date for the basement space.

34.PARKING.    Landlord will provide Tenant’s employees monthly parking privileges in the parking lots immediately adjacent to the Building, and which are under Landlord’s control, in number not to exceed 20 parking stalls for Tenant’s employees and 2 parking stalls for Tenant’s guests.  Tenant shall comply and shall be responsible for the compliance of its employees with the terms of the Lease and any reasonable rules and regulations adopted by Landlord from time to time for the safe and orderly sharing of parking.

35.EMPLOYER INFORMATION FORM.

IMMIGRANT INVESTOR PROGRAM.  Tenant understands that the renovations to this premises were funded through investments made by “Alien Entrepreneurs” pursuant to 8CFR 204.6. This is a Federal program that brings capital into employment generating enterprises by encouraging immigrant investment in certain Regional Centers or Enterprise Zones. A condition of the program is to substantiate new employment created directly or indirectly from the Alien’s investment. New employment refers to newly created jobs as opposed to jobs transferred from a different location.  Periodically, U.S. Citizenship and Immigration Services will request proof of new employment creation. Tenant hereby agrees to cooperate with Landlord to substantiate its employment creation, in particular upon five days written notice, to provide Labor and Industries, Social Security, Federal Unemployment Tax returns, payroll ledgers or similar official documentation substantiating Tenant’s employee count, and execution of an Affidavit in the form attached hereto as Exhibit D.

[Signature Page Follows]

In Witness Whereof this Lease has been executed the date and year first above written.

LANDLORD:		TENANT:

66 South Hanford Street Limited Partnership, a Washington limited partnership		Jones Soda Co. a Washington Corporation

By	American Life, Inc., a Washington corporation, its general partner	By	Jennifer Cue, CEO

	/s/ Henry Liebman		/s/ Jennifer L. Cue
	Name: HENRY LIEBMAN		Name: Jennifer Cue
	Title: PRESIDENT		Title: CEO

STATE OF WASHINGTON COUNTY OF KING	} ss.

On this day personally appeared before me HENRY LIEBMAN, to me known to be the CEO of AMERICAN LIFE, INC., a Washington corporation, the GENERAL PARTNER of 66 South Hanford Street Limited Partnership, a Washington limited partnership, and the person that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such limited partnership, for the uses and purposes therein mentioned, and on oath stated that he was duly authorized to execute such instrument.

Given Under My Hand and Official Seal this 31st day of December,  2014.

/s/ Candice Ayres
Printed Name: Candice Ayres
Notary Public in and for the State of Washington, residing at SEATTLE, WA
My Commission Expires 6/18/2017

STATE OF WASHINGTON COUNTY OF KING	}	ss.

On this day personally appeared before me Jennifer Cue, to me known to be the CEO of JONES SODA CO., a Washington corporation and the person that executed the foregoing instrument, and acknowledged such instrument to be the free and voluntary act and deed of such corporation, for the uses and purposes therein mentioned, and on oath stated that she was duly authorized to execute such instrument.

Given Under My Hand and Official Seal this 31st day of December,  2014.

/s/ Candice Ayres
Printed Name CANDICE AYRES
Notary Public in and for the State of Washington, residing at SEATTLE, WA
My Commission Expires 6/18/2017

EXHIBIT A

FLOOR PLAN

EXHIBIT B

LEGAL DESCRIPTION

Lots 9,10,11 Block 344 Map of Seattle Tide Lands, In King County Washington

{02733875.DOCX;1 }Multi-Tenant Industrial LeaseExhibit C

Triple Net

Exhibit C

LANDLORD IMPROVEMENTS

(1) Shell and Core Work.  Landlord has previously completed the Building shell and core improvements (the “Shell and Core Work”).  Any work associated with bringing the Shell and Core into compliance with any applicable federal, state, county and municipal laws, ordinances, codes, rules, regulations and requirements (collectively, “Legal Requirements”) shall be at Landlord’s sole cost and expense.

(2) Landlord Improvements.  Landlord shall deliver the Premises to Tenant on a “turn-key” basis condition and Landlord shall complete the Landlord Improvements in accordance with the Floor Plan attached to the Lease as Exhibit A, and the budget attached as Exhibit C-1.

(3) Plans and Specifications.  The architect for the Landlord Improvements shall be SAB Architects (the “Architect”).  Landlord has or will enter into an architectural contract with Architect with respect to the services to be performed by Architect under this Exhibit C, but the costs with respect thereto are included in the Construction Costs (defined below).  Landlord has caused the Architect to prepare working drawings and has submitted the working drawings to Tenant.  Tenant has approved the working drawings and the specifications on Exhibit C-1. The approved working drawings are referred to herein as the “Final Plans.”

(4) Cost of the Landlord Improvements.

(a) “Construction Costs”  means the reasonable costs or expenses actually paid or incurred by Landlord to permit, design, construct and complete the Landlord Improvements, including the following costs:  (i) payments to the General Contractor (defined below), its subcontractors and materialmen for labor, material, equipment, and fixtures supplied pursuant to the Construction Contract (defined below); (ii) fees paid to the Architect for services to be provided in connection with the construction of the Landlord Improvements otherwise provided in this Exhibit C and Exhibit C-1; (iii) taxes, fees, charges, and levies by governmental and quasi-governmental agencies for permits and for inspections of the Landlord Improvements; and (iv) costs incurred to obtain the certificate of occupancy for the Premises.  In no event, however, shall “Construction Costs” include any additional costs actually incurred as a result of Tenant Delay (defined below) or Changes (defined below).

(b) Landlord shall enter into a construction contract (the “Construction Contract”) with SODO Builders LLC (the “General Contractor”) for the construction of the Landlord Improvements in accordance with the Floor Plan, Final Plans, and the Final Budget (collectively “Construction Documents”).  Landlord or General Contractor shall provide written updates to Tenant describing the work completed to date and providing an updated schedule for the remainder of the Landlord Improvements, including the anticipated date of Substantial Completion.  The Landlord, General Contractor and the Architect will hold site meetings and Tenant is invited to attend the same.  Meeting minutes will be produced and distributed prior to each meeting and may include schedule updates, RFI log, submittal log, etc.  Landlord or the General Contractor shall provide all finishes, mechanical, electrical, plumbing, fire alarm, fire sprinkler plans to Tenant for Tenant’s timely review and approval.  Access to the Premises shall be granted to Tenant for purposes consistent with the foregoing.

(5) Final Budget.  Landlord and Tenant have consulted with each other on the final budget showing line item estimates for Construction Costs and budgeted contingency amounts (the “Final Budget”).  Notwithstanding anything to the contrary contained in this Exhibit C, if the total Construction Costs exceed the Final Budget as a result of any Changes or Tenant Delays, then Tenant shall be responsible for payment of such additional costs.  Attached as Exhibit C-1 hereto is the agreed upon Final Budget and specifications.

(6) Payment.  Landlord shall be responsible for payment of all Construction Costs.  Notwithstanding the foregoing, if the Construction Costs exceed the Final Budget as a result of any Changes or Tenant Delays, then Tenant shall be responsible for such additional costs with respect thereto and Tenant shall pay the same within thirty days after Substantial Completion of the Landlord Improvements.

(7) Changes.  If Tenant requests any change, addition or alteration in the Final Plans (“Change”), Landlord shall contract with General Contractor to promptly give Tenant an estimate of any additional costs and/or any delay in Substantial Completion of the Landlord Improvements associated with the Change within two (2) business days after Tenant proposes any Change to Landlord.  Within three (3) business days after receipt of such estimate, Tenant shall give Landlord written notice whether Tenant elects to proceed with the Change.  If Tenant notifies Landlord in writing that Tenant elects to proceed with the Change and if Landlord approves the Change (which approval shall not be unreasonably withheld, conditioned, or delayed), Landlord shall incorporate the Change into the Landlord Improvements, any increased Construction Costs due to the Change shall be added to the Construction Costs and shall be Tenant’s sole responsibility.  If Tenant fails to notify Landlord of its election within the three (3) business day period, Landlord shall complete the Landlord Improvements without making such Change.  For the avoidance of doubt, the term “Change” shall not include any change, addition or alteration in the Final Plans made at the request of any party other than Tenant.

(8) Construction of Landlord Improvements.    Landlord shall obtain all permits or other governmental approval required in connection with the construction of the Landlord Improvements.  When permits for commencement of construction of the Landlord Improvements have been obtained and Landlord and the General Contractor have entered into the Construction Contract, Landlord shall cause the General Contractor to commence and to thereafter diligently prosecute the construction of the Landlord Improvements in accordance with the permits, the schedule, the Final Plans and all Legal Requirements.

(9) Substantial Completion.  "Substantial Completion" (or any grammatical variation thereof) of the Landlord Improvements shall mean: (i) completion of the Landlord Improvements in accordance with the Final Plans and permits that allows Tenant to use the Premises in accordance with the Permitted Use, subject only to the completion or correction of Punchlist items; (ii) receipt by Tenant of a certification by the Architect that the Landlord Improvements have been completed in accordance with the Final Plans; (iii) a final or temporary certificate of occupancy (or its equivalent) for legal occupancy of the Premises has been issued by the applicable governmental authority; and (iv) all permanent utilities (including HVAC) are connected to the Premises and available for use by Tenant in the Premises.

(10) Punchlist.  Upon Substantial Completion of the Landlord Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Landlord Improvements and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Landlord Improvements that do not interfere with Tenant’s business operations at the Premises (the "Punchlist").  Landlord will use reasonable efforts to cause the General Contractor to complete all Punchlist items as soon practical.  Tenant agrees to provide reasonable access to Landlord and the General Contractor after the date of Substantial Completion to allow the General Contractor to finally complete all Punchlist Items of the Landlord Improvements, subject to the General Contractor complying with Tenant’s rules and regulations and safety procedures related to accessing the Premises and not materially interfering with Tenant’s activities in the Premises allowed by the Lease.

(11) Close Out.  As soon as reasonably possible after Substantial Completion of the Landlord Improvements, Landlord shall cause General Contractor to deliver to Tenant a “close out book” (in electronic and hard copy format) which may include, but not be limited to: Detailed O & M manual with list of contractors, product data sheets, Test and Balance Reports, As Built Drawings - stamped and electronic (autocad), final inspection certifications and signed off Permits, warranties and other similar information.

(12) “Tenant Delay” means the length of any delay in the delivery of the Final Plans for any reason, or the length of any delay in the completion of the Landlord Improvements that is the result of (a) Tenant's failure to timely approve any matter relating to the Landlord Improvements that requires Tenant approval within the time frames set forth in this Exhibit C; (b) Changes or additions to the Construction Documents requested by Tenant (notwithstanding Landlord’s approval thereof); (c) Tenant’s request for materials, components, finishes, or improvements other than Landlord’s Building Standard or which are not available in a commercially reasonable time; (d) any error in the Construction Documents caused by Tenant, its employees, or agents; or (e) any act or omission of Tenant or its contractors, agents, invitees, or employees that interferes with the progress of the construction of the Landlord Improvements.  If Tenant disputes whether an event qualifies as a Tenant Delay then Tenant may elect to have the dispute resolved by binding arbitration as set forth in Section 13 below.

(13) Arbitration.  Any dispute between Landlord and Tenant in connection with this Exhibit C shall be settled and finally determined by arbitration by a single arbitrator (the “Arbitrator”), mutually acceptable to Landlord and Tenant, in accordance with the following provisions of this Section 13.  If Landlord and Tenant shall fail to agree upon the designation of an Arbitrator within ten (10) business days following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle such dispute, then either party may apply to the office of the American Arbitration Association located in the county in which the Building is located for the designation of such Arbitrator in accordance with the Commercial Arbitration Rules of such Association.  Any such Arbitrator shall (a) be an independent third party and not affiliated with either Landlord or Tenant, (b) not have worked for or have been employed by either Landlord or Tenant within the immediately preceding five (5) years, and (c) have appropriate (and not less than ten (10) years) experience settling commercial real estate disputes in the Seattle area.  Within five (5) business days next following the giving of any notice by Landlord or Tenant stating that it wishes to have the Arbitrator settle a dispute, the Arbitrator shall conduct such meetings or hearings as he or she deems appropriate, making his or her determination in writing and giving notice to Landlord and Tenant of the determination as soon as practicable, and if possible, within three (3) business days after conducting said meetings or hearings.  The determination of the Arbitrator shall be binding upon Landlord and Tenant.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 13, but the parties shall share all other expenses and fees of any such arbitration including the expenses and fees of the Arbitrator.  The Arbitrator shall be bound by the provisions of the Lease and this Exhibit C, and shall not add to, subtract from or otherwise modify such provision.

Exhibit C-1

Tenant Approved Plans and Specifications of landlord improvements

	December 29, 2014
	SODO Commerce Building
	Jones Soda TI

	Total Project Gross SF Area: 6,488
Spec				TOTALS		COST	% OF
Section	DESCRIPTION	QTY	unit	$/Unit	Total	PER GSF	TOTAL
Pre-Construction
007200	Estimating & Budgeting	-	Week	$ 0.00	$ 0	$ -	0.00%

1	Pre-Construction				$ 0	$ -	0.0%
General Requirements
007200	Estimating & Budgeting	4	hr	$ 65.00	$ 260	$ 0.04	0.11%
013100	Project Manager	2	Week	$ 2,800.00	$ 5,600	$ 0.86	2.42%
013100	Project Superintendent	3	Week	$ 2,600.00	$ 7,800	$ 1.20	3.37%
013323	Plans & shop drawings	-	Lump Sum	$ 500.00	$ 0	$ -	0.00%
015400	Small Tools	1	Month	$ 250.00	$ 250	$ 0.04	0.11%
017419	Dumpster	1	Boxes	$ 800.00	$ 800	$ 0.12	0.35%
017423	Final clean up	6,488	Sqft	$ 0.35	$ 2,271	$ 0.35	0.98%

1	General Requirements				$ 16,981	$ 2.62	7.3%
Existing Conditions
024100	Floor prep	-	SF	$ 0.20	$ 0	$ -	0.00%

2	Existing Conditions				$ 0	$ -	0.0%
Concrete
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

3	Concrete	N/A			$ 0	$ -	0.0%
Masonry
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

4	Masonry	N/A			$ 0	$ -	0.0%
Metals
055000					$ 0	$ -	0.00%
055000					$ 0	$ -	0.00%
055000					$ 0	$ -	0.00%

5	Metals	N/A			$ 0	$ -	0.0%
Wood, Plastics, Composites
061000	Carpenter	2	Wks	$ 1,600.00	$ 3,200	$ 0.49	1.38%
061000	Move existing reception desk	1	Ls	$ 1,600.00	$ 1,600	$ 0.25	0.69%
061000	MDF base	120	Lnft	$ 3.25	$ 390	$ 0.06	0.17%
064000	Casework - Kitchenette cabinets w/Plam counter top	13	Lnft	$ 450.00	$ 5,850	$ 0.90	2.53%

6	Wood, Plastics, Composites				$ 11,040	$ 1.70	4.8%
Thermal & Moisture Protection
072100	Patch roofing	1	Ls	$ 800.00	$ 800	$ 0.12	0.35%
072100	Acoustical	1	Ls	$ 700.00	$ 700	$ 0.11	0.30%
072100	Sound Insulation	2,500	sf	$ 0.55	$ 1,375	$ 0.21	0.59%

7	Thermal & Moisture Protection				$ 2,875	$ 0.44	1.2%
Openings

081400	3x8 stain grade wood doors with wood frames	5	Each	$ 850.00	$ 4,250	$ 0.66	1.84%

087100	Door Hardware	5	Each	$ 300.00	$ 1,500	$ 0.23	0.65%
087100	Door glazing	1	Each	$ 250.00	$ 250	$ 0.04	0.11%

8	Openings				$ 6,000	$ 0.92	2.6%
Finishes
092116	GWB/MTL Framing including backing	4,325	sf	$ 5.78	$ 25,000	$ 3.85	10.81%
096500	VCT	500	sf	$ 3.00	$ 1,500	$ -	0.00%
096500	Rubber base	550	Lnft	$ 1.65	$ 908	$ -	0.00%
096800	Carpet	400	Sqyd	$ 35.00	$ 14,000	$ -	0.00%
099123	Paint Walls, existing HM doors	19,000	sf	$ 1.25	$ 23,750	$ 3.66	10.27%

9	Finishes				$ 65,158	$ 10.04	28.2%
Specialties
102800	Toilet accessories	1	LS	$ 400.00	$ 500	$ 0.08	0.22%
104400	Fire extingushers w/cabinet & cabinets	2	Each	$ 400.00	$ 800	$ 0.12	0.35%

10	Specialties				$ 1,300	$ 0.20	0.6%
Equipment
113113	Dishwasher	-	Each	$ 600.00	$ 0	$ -	0.00%
113113	Refrigerator	-	Each	$ 1,600.00	$ 0	$ -	0.00%
113113	Microwave Oven	-	Each	$ 600.00	$ 0	$ -	0.00%
		-
11	Equipment				$ 0	$ -	0.0%
Furnishings
122100	Exterior windows mesh roller blinds (by owner)	-	Each	$ 250.00	$ 0	$ -	0.00%

12	Furnishings				$ 0	$ -	0.0%
Special Construction
130000		1	Lump Sum	$ 0.00	$ 0	$ -	0.00%
130000		1	Lump Sum	$ 0.00	$ 0	$ -	0.00%

13	Special Construction				$ 0	$ -	0.0%
Conveying Equipment
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

14	Conveying Equipment				$ 0	$ -	0.0%
Fire Suppression
211310	Fire sprinklers	6,488	sf	$ 0.80	$ 5,190	$ 0.80	2.24%

21	Fire Suppression				$ 5,190	$ 0.80	2.2%
Plumbing
220510	Plumbing	6,488	Sqft	$ 0.85	$ 5,500	$ 0.85	2.38%

22	Plumbing				$ 5,500	$ 0.85	2.4%
HVAC
230230	HVAC - Office new grills at existing locations & reintall 2 existing thermastats	1	sf	$ 6,800.00	$ 6,800	$ 1.05	2.94%
230230	HVAC - Add 1 zone (Conference room)	1	sf	$ 7,200.00	$ 7,200	$ 1.11	3.11%
23	HVAC				$ 14,000	$ 2.16	6.1%
Electrical
260500	Electrical Disrtibution	6,488	Sqft	$ 9.09	$ 58,946	$ 9.09	25.48%
273200	Voice & communications (N/A)	6,488	Sqft	$ 0.00	$ 0	$ -	0.00%
281300	Access Control, CCTV System (N/A)	6,488	Sqft	$ 0.00	$ 0	$ -	0.00%
283100	Fire Alarm modifications	6,488	Sqft	$ 1.05	$ 6,812	$ 1.05	2.94%

26	Electrical				$ 65,758	$ 10.14	28.4%
Earthwork
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

31	Earthwork	N/A			$ 0	$ -	0.0%
Sitework
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

32	Sitework	N/A			$ 0	$ -	0.0%
Utilities
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%
	Item	-	xx	$ 0.00	$ 0	$ -	0.00%

33	Utilities	N/A			$ 0	$ -	0.0%
	SUBTOTAL CONSTRUCTION COST				$ 193,802	$ 29.87	83.78%
	Business Tax @ 0.54%				$ 1,047	$ 0.16	0.45%
	PL & PD Insurance @ 0.25%				$ 487	$ 0.08	0.21%
	Builder's Risk Insurance @ 0.00%	Not Included			$ 0	$ -	0.00%
	Design Contingency @ 0.00%	Not Included			$ 0	$ -	0.00%
	Contractor's Contingency @ 3.00%				$ 5,860	$ 0.90	2.53%
	Overhead & Profit @ 5.00%				$ 10,060	$ 1.55	4.35%
	Escalation @ 0.00%	Not Included			$ 0	$ -	0.00%
N	<----- Enter Y if Performance Bond Required	Not included			$ 0	$ -	0.00%
	TOTAL CONSTRUCTION COST				$ 211,256	$ 32.56	91.32%
	Washington State Sales Tax @ 9.50%				$ 20,069		8.68%
	TOTAL CONSTRUCTION COST				$ 231,325	$ 35.65	100.00%

Additions & Deductions to Initial Build-Out
TOTAL
Reception desk, die wall & transaction top (Allowance)	$ 8,400
New ductwork	$ 52,000
1 Ton AC Split Unit in Server Room	$ 15,000
Carpet VE (set carpet allwance at $25/SF)	($8,500)

Shell & Core Items
Floor prep	$ 1,300
Masonite Install	$ 3,500
Portion of drywall work	$ 5,700
Lighting & Branch	$ 26,697
Subtotal	$ 37,197
B&O Tax	$ 201
Insurance	$ 93
OH&P	$ 1,875
Total Cost (No WSST)	$ 39,366
WSST	$ 3,740
Total Cost (including WSST)	$ 43,106

EXHIBIT D

AFFIDAVIT

State of Washington

County of King

My full name is _______________________________.  I am over the age of 18 and competent to declare the following:

I am the ________________ (officer title) of ___________________________________________(company).

_____________________________________(company name) moved into the premises located at __________________________________ on _________ date and we occupy ______ square feet of space. Our principle business is ____________________________________________________.

As of ______________ date _____________________________ (company) employs ___ full time employees each of whom work 35 or more hours per week; ___ employees who specifically share ___ jobs; and part time employees who in the aggregate work ________ hours per week.

I understand that this information is provided to the Department of Homeland Security to support several permanent residence visa petitions and that the Department of Homeland Security will rely on this information in making its determination of eligibility.

I declare under penalty of perjury that the foregoing is true and correct.

Executed on ______________[date]

_____________________________ [signature]